UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
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ANTHERA PHARMACEUTICALS, INC.

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25801 Industrial Boulevard, Suite B
Hayward, California 94545

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 19, 2011

The Annual Meeting of Stockholders of Anthera Pharmaceuticals, Inc. will be held on Tuesday, April 19, 2011 at 11:00 a.m. local time, at the offices of Goodwin Procter LLP, 135 Commonwealth Drive, Menlo Park, California, 94025, for the following purposes:

1. To elect two Class II directors, as nominated by the Board of Directors, to hold office until the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Proposal 1 relates solely to the election of two Class II directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

The Board of Directors has fixed the close of business on March 9, 2011 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders, or at any adjournments of the Annual Meeting of Stockholders.

In order to ensure your representation at the Annual Meeting of Stockholders, you are requested to submit your proxy over the Internet, by telephone or by signing and dating the enclosed proxy as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). If you attend the Annual Meeting of Stockholders and file with the Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

All stockholders are cordially invited to attend the Annual Meeting of Stockholders.

By Order of the Board of Directors
Anthera Pharmaceuticals, Inc.

Bradley A. Bugdanowitz
Secretary

Hayward, California
March 16, 2011

Your vote is important, whether or not you expect to attend the Annual Meeting of Stockholders. You are urged to vote either via the Internet or telephone, or to mark, sign and date and promptly return the proxy in the stamped return envelope provided with such materials. Voting promptly will help avoid the additional expense of further solicitation to assure a quorum at the meeting.

ANTHERA PHARMACEUTICALS, INC.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

APRIL 19, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished in connection with the solicitation of proxies for use prior to or at the Annual Meeting of Stockholders (the “Annual Meeting”) of Anthera Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, to be held at 11:00 a.m. local time on Tuesday, April 19, 2011 and at any adjournments or postponements thereof for the following purposes:

•	To elect two Class II directors, as nominated by the Board of Directors, to hold office until the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Annual Meeting will be held at the offices of Goodwin Procter LLP, 135 Commonwealth Drive, Menlo Park, California 94025. The proxy statement and accompanying form of proxy will be mailed to stockholders on or about March 16, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 19, 2011

This proxy statement and the Company’s 2010 Annual Report are available electronically at www.proxyvote.com.

Solicitation

This solicitation is made on behalf of the Board of Directors. We will bear the costs of preparing, mailing, online processing and other costs of the proxy solicitation made by our Board of Directors. Certain of our officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. Such solicitations may be made by telephone, facsimile transmission or personal solicitation. No additional compensation will be paid to such officers, directors or regular employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy material to stockholders.

Voting Rights and Outstanding Shares

Only holders of record of our common stock as of the close of business on March 9, 2011 are entitled to receive notice of, and to vote at, the Annual Meeting. Each holder of common stock shall be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on March 9, 2011, there were 32,906,412 shares of common stock issued and outstanding.

A quorum of stockholders is necessary to take action at the Annual Meeting. Stockholders representing a majority of the outstanding shares of our common stock (present in person or represented by proxy) will constitute a quorum. We will appoint election inspectors for the meeting to determine whether or not a quorum is present and to tabulate votes cast by proxy or in person at the Annual Meeting. Abstentions, withheld votes and broker non-votes (which occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular matter because such broker, bank or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner) are counted as present for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

Votes Required for Each Proposal

To elect our directors and approve the other proposals being considered at the Annual Meeting, the voting requirements are as follows:

	Vote	Discretionary
Proposal	Required	Voting Permitted?

Election of Directors	Plurality	No
Ratification of Deloitte & Touche LLP	Majority	Yes

“Discretionary Voting Permitted” means that brokers will have discretionary voting authority with respect to shares held in street name for their clients, even if the broker does not receive voting instructions from their client.

“Majority” means a majority of the votes properly cast for and against such matter.

“Plurality” means a plurality of the votes properly cast on the election of directors.

The vote required and method of calculation for the proposals to be considered at the Annual Meeting are as follows:

Proposal One — Election of Directors.  If a quorum is present, the two director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote “FOR” both nominees, “WITHHOLD” for both nominees or “WITHHOLD” for any nominee by specifying the name of such nominee on your proxy card. Withheld votes and broker non-votes will have no effect on the outcome of the election of directors.

All Other Proposals — Approval of the Ratification of Deloitte & Touche LLP as independent registered public accountants.  Approval of all proposals (other than the election of directors) requires the affirmative vote of a majority of the votes properly cast for and against such matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on these proposals. If you abstain from voting on any of these matters, your shares will not be counted as “votes cast” with respect to such matter, and the abstention will have no effect on the proposal. Broker non-votes will not be counted as “votes cast” and will therefore have no effect on the proposals.

We request that you vote your shares by proxy following the methods as instructed by the notice: over the Internet, by telephone or by mail. If you choose to vote by mail, your shares will be voted in accordance with your voting instructions if the proxy card is received prior to or at the meeting. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR (1) the election of the Company’s nominees as directors; (2) the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011; and (3) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting.

Voting by Proxy Over the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote by proxy by mail, over the Internet or by telephone. Instructions for voting by proxy over the Internet or by telephone are set forth on the notice of proxy materials. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on Monday, April 18, 2011. The notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

If your shares are held in street name, the voting instruction form sent to you by your broker, bank or other nominee should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this proxy statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. If your voting instruction form does not include Internet or telephone information, please complete and return the voting instruction form in the self-addressed, postage-paid envelope provided by your broker. Stockholders who vote by proxy over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

Revocability of Proxies

Any proxy may be revoked at any time before it is exercised by filing an instrument revoking it with the Company’s Secretary or by submitting a duly executed proxy bearing a later date prior to the time of the Annual Meeting. Stockholders who have voted by proxy over the Internet or by telephone or have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to notify the Secretary in writing prior to the time of the Annual Meeting. We request that all such written notices of revocation to the Company be addressed to Bradley A. Bugdanowitz, Secretary, c/o Anthera Pharmaceuticals, Inc., at the address of our principal executive offices at 25801 Industrial Boulevard, Suite B, Hayward, California 94545. Our telephone number is (510) 856-5600. Stockholders may also revoke their proxy by entering a new vote over the Internet or by telephone.

Stockholder Proposals to be Presented at the Next Annual Meeting

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit proposals to the Board of Directors to be presented at the 2012 annual meeting. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at our principal executive offices at the address set forth above no later than November 17, 2011 in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting.

Our Amended and Restated Bylaws also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary at our principal executive offices at the address set forth above no earlier than December 21, 2011 and no later than January 20, 2012. Our Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice.

The Board of Directors, a designated committee thereof or the chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our certificate of incorporation provides for a Board of Directors that is divided into three classes. The term for each class is three years, staggered over time. This year, the term of the directors in Class II expires. Two of our Class II directors will stand for re-election at the Annual Meeting. One of our Class II directors, Annette Bianchi, will not stand for re-election. Our Board of Directors is currently comprised of eight members. If both of the nominees are elected at the Annual Meeting of Stockholders, the composition of our Board will be as follows: Class I — Messrs. Santel and Thompson; Class II — Drs. Healy and Thompson; and Class III — Dr. Henney and Messrs. Spiegelman and Truex.

In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the two nominees designated below to serve until the 2014 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. Both of the nominees are currently directors. The Board of Directors expects that each of the nominees will be available to serve as a director, but if any such nominee should become unavailable or unwilling to stand for election, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by the Board of Directors. The biographies of our directors and their ages as of March 1, 2011 are set forth below.

Name	Age	Position

Paul F. Truex	42	Chief Executive Officer, President and Director
Christopher S. Henney, Ph.D.	70	Chairman of the Board of Directors
Annette Bianchi	52	Director
James I. Healy, M.D., Ph.D.	46	Director
Donald J. Santel	50	Director
Daniel K. Spiegelman	52	Director
David E. Thompson	63	Director
Peter A. Thompson, M.D.	51	Director

Nominees for Director

Class II:

Each of the persons listed below is nominated for election to Class II of the Board of Directors to serve a three-year term ending at the 2014 annual meeting of stockholders and until his successor is elected and qualified. The Board of Directors recommends that you vote FOR each of the following nominees.

James I. Healy, M.D., Ph.D.  Dr. Healy has served as a member of our Board of Directors since August 2006. Dr. Healy is a Managing Partner of Sofinnova Management VI, LLC, the general partner of Sofinnova Venture Partners VI, L.P., a fund managed by Sofinnova Ventures, Inc., a venture capital firm, a position he has held since June 2000. Prior to Sofinnova, Dr. Healy began his private equity career at Sanderling Ventures, and has been an early investor and board member of numerous biopharmaceutical companies. Dr. Healy holds a B.A. in molecular biology and a B.A. in Scandinavian studies from the University of California at Berkeley, an M.D. from Stanford University School of Medicine and a Ph.D. in immunology from Stanford University. Dr. Healy is a director of InterMune, Inc. and Amarin Corporation plc, both biopharmaceutical companies.

Based on Dr. Healy’s extensive experience as a director of numerous biopharmaceutical companies and his medical training, the Board of Directors has determined that Dr. Healy possesses the necessary attributes to serve on our Board.

Peter A. Thompson, M.D.  Dr. Thompson has served as a member of our Board of Directors since February 2011. Dr. Thompson is currently a Venture Partner with OrbiMed Advisors, LLC and has over 20 years of industry experience. He co-founded Trubion Pharmaceuticals, and served as CEO and Chairman from its inception through its IPO on NASDAQ and as a public company until his retirement in 2009. Dr. Thompson is the former Vice President and General Manager of Chiron Informatics at Chiron Corporation and held various executive positions at Becton Dickinson, including Vice President, Research and Technology Department of BD Bioscience. Dr. Thompson is a co-founder of iMetrikus, a clinical decision support company, where he served as CEO and Chairman. He is the founder and Managing Director of Strategicon Partners, an investment and management services company. Dr. Thompson is an Ernst & Young Entrepreneur of the Year awardee, an inventor on numerous patents, a board-certified internist and oncologist, and was on staff at the National Cancer Institute following his internal medicine training at Yale University. Dr. Thompson served on the Board of Directors of Trubion Pharmaceuticals from 2006 through 2009 and currently serves on the Board of Directors for Response Biomedical and CoDa Therapuetics.

Based on Dr. Thompson’s extensive industry experience, the Board of Directors has determined that Dr. Thompson would be a valuable member of our Board.

Continuing Directors

Class I: Currently Serving Until the 2013 Annual Meeting

Donald J. Santel.  Mr. Santel has served as a member of our Board of Directors since October 2007. From February 2000 until January 2007, Mr. Santel held various positions in and was a member of the board of directors of CoTherix, Inc., a pharmaceutical company he co-founded. From October 2003 to August 2004, Mr. Santel served as President and Chief Operating Officer of CoTherix and from August 2004 until January 2007, Mr. Santel served as Chief Executive Officer. From June 2008 through June 2009, Mr. Santel served as a consultant and from June 2009 until the present, Mr. Santel has served as the Chief Executive Officer of Hyperion Therapeutics, Inc., a pharmaceutical company. Mr. Santel holds a B.S.E. in biomedical engineering from Purdue University and an M.S. in electrical engineering from the University of Minnesota.

Based on Mr. Santel’s executive experience and service on other boards of directors in the biotechnology and pharmaceutical industries, the Board of Directors believes Mr. Santel has the appropriate set of skills to serve as a member of our Board.

David E. Thompson.  Mr. Thompson has served as a member of our Board of Directors since November 2005. Mr. Thompson served as Vice President of Corporate Strategy Business Development for Eli Lilly and Company from January 2001 until his retirement in July 2005. Thereafter, he was a partner at VantagePoint Venture Partners from 2006 through 2008. Mr. Thompson holds a B.S. and an M.B.A. from Michigan State University.

The Board of Directors believes Mr. Thompson is suited to serve on our Board due to his substantial investing experience and prior experience working in the pharmaceutical industry.

Class III: Currently Serving Until the 2012 Annual Meeting

Paul F. Truex.  Mr. Truex has served as our President and Chief Executive Officer since our inception in September 2004 and as a member of our Board of Directors since November 2004. Prior to founding Anthera, Mr. Truex served as a Director, President and Chief Executive Officer of Peninsula Pharmaceuticals, Inc., a biopharmaceutical company, from the commencement of its operations in October 2001. Prior to Peninsula, Mr. Truex was Vice President of Commercial Development for Vicuron, Inc. from April 2000 to September 2001. From July 1997 to April 2000, Mr. Truex held various positions at Eli Lilly and Company. Mr. Truex holds an M.B.A. in marketing and finance from Indiana University and a B.A. in economics from the University of Waterloo. Mr. Truex is a director of Trius Therapeutics, Inc.

The Board of Directors has concluded that Mr. Truex should serve on our Board based on his deep knowledge of our Company gained from his positions as President and Chief Executive Officer, as well as his substantial experience in the pharmaceutical industry.

Christopher S. Henney, Ph.D.  Dr. Henney has served as the Chairman of our Board of Directors since August 2008 and has been a member of our Board of Directors since April 2005. Dr. Henney served as Chairman and Chief Executive Officer of Dendreon Corporation, a biotechnology company he co-founded, from 1995 until his retirement in July 2004. Dr. Henney was previously a founder of Immunex Corp. and Icos Corp. Dr. Henney holds a B.Sc. with honors in medical biochemistry, a Ph.D. in experimental pathology and a D.Sc. for contributions to the field of immunology, all from the University of Birmingham, England. Dr. Henney served as a director of AVI BioPharma Inc. from March 2009 until June 2010 and is currently the Chairman and a director of Oncothyreon, Inc. and is vice-chairman and a director of Cyclacel Pharmaceuticals, Inc.

The Board of Directors has determined that Dr. Henney is a valuable addition to our Board based upon his long history with the Company and his extensive experience in the biotechnology industry.

Daniel K. Spiegelman.  Mr. Spiegelman has served as a member of our Board of Directors since February 2010. Currently, Mr. Spiegelman provides management and financial consulting services to biotechnology companies. From January 1998 to May 2009, Mr. Spiegelman served as Senior Vice President and Chief Financial Officer of CV Therapeutics, Inc., a biopharmaceutical company that was acquired by Gilead Sciences, Inc. in April 2009. From July 1991 to January 1998, Mr. Spiegelman served at Genentech, Inc., most recently as Treasurer. Mr. Spiegelman also serves on the board of directors of Affymax, Inc., Cyclacel Pharmaceuticals, Inc., Omeros

Corporation and Oncothyreon, Inc., all of which are publicly-traded biopharmaceutical companies. Mr. Spiegelman also previously served on the board of directors of Xcyte Therapies, Inc. from 2003 through 2006, a publicly-traded company, until Cyclacel acquired Xcyte via reverse merger in 2006. Mr. Spiegelman holds a B.A. in economics from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

Due to Mr. Spiegelman’s experience in serving as a director of multiple publicly-traded biopharmaceutical companies, as well as his prior employment at various pharmaceutical companies, our Board of Directors has concluded that Mr. Spiegelman possesses the necessary attributes to serve on our Board.

There are no family relationships between any of our directors or executive officers.

Board of Directors’ Role in Risk Management

The Board of Directors has overall responsibility for the oversight of the Company’s risk management process, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. The Board of Directors reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. For example, the Board of Directors meets with management at least quarterly to review, advise and direct management with respect to strategic business risks, litigation risks and risks related to the Company’s acquisition strategy, among others. The Board also delegates oversight to Board committees to oversee selected elements of risk as set forth below.

The Board of Directors has delegated day-to-day responsibility for administering and interpreting the Company’s Code of Business Conduct and Ethics to the Company’s Chief Financial Officer as compliance officer.

As part of its oversight of the Company’s financial reporting process and audits of the Company’s financial statements, our Audit Committee is responsible for reviewing financial risk exposures, including monitoring the quality and integrity of the Company’s financial statements, the effectiveness of internal controls over financial reporting, compliance with legal or regulatory requirements, the performance of the internal audit function and the performance and independence of the Company’s independent registered public accounting firm, among other responsibilities as set forth in the Audit Committee Charter. The Audit Committee receives periodic internal controls and related assessments from the Company’s finance department and an annual attestation report on internal control over financial reporting from the Company’s independent registered public accounting firm. In addition, our Audit Committee ensures that the Company’s business is conducted with the highest standards of ethical conduct in compliance with applicable laws and regulations by monitoring our Code of Business Conduct and Ethics Policy and our Employee Feedback Hotline, and the Audit Committee discusses other risk assessment and risk management policies of the Company periodically with management.

Our Compensation Committee participates in the design of compensation structures that create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

Our Nominating and Corporate Governance Committee oversees governance-related risks by developing and recommending to the Board working with management to establish corporate governance guidelines applicable to the Company, making recommendations regarding director nominees and membership on Board committees and overseeing the annual evaluation of the Board and management.

Board of Directors and Committees of the Board

During 2010, the Board of Directors held a total of 11 meetings. All directors attended at least 75% of the total number of Board meetings and meetings of Board committees on which the director served during the time he or she served on the Board or such committees.

The Board of Directors has determined each of the following current and former directors is an “independent director” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2) and Section 10A of the Exchange Act: Messrs. Santel, Spiegelman and Thompson, Ms. Bianchi and Drs. Henney, Healy, Rachel A. Leheny and Thompson.

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is composed entirely of independent directors in accordance with current Nasdaq listing standards. Furthermore, our Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and related rulemaking of the Securities and Exchange Commission (the “SEC). The Board of Directors has further determined that Daniel K. Spiegelman, a member of the Audit Committee of the Board of Directors, is an “Audit Committee Financial Expert,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. Copies of our Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee charters and our corporate governance guidelines are available, free of charge, on our website at http://www.anthera.com.

Audit Committee.  The Audit Committee appoints, approves the compensation of, and assesses the independence of our independent registered public accounting firm and pre-approves auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm. The Audit Committee is also responsible for reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures and preparing the report required by the rules of the SEC to be included in our annual proxy statement. The Audit Committee also coordinates the oversight and reviews the adequacy of our internal controls over financial reporting and establishes policies and procedures for the receipt and retention of accounting-related complaints and concerns. Currently, the Audit Committee is comprised of Mr. Spiegelman (Chair), Mr. Santel and Dr. Thompson. During 2010, the Audit Committee held five meetings.

Compensation Committee.  The Compensation Committee annually reviews and approves our goals and objectives relevant to compensation of our Chief Executive Officer, evaluates our Chief Executive Officer in light of such goals and determines the compensation of our Chief Executive Officer. The Compensation Committee also reviews and approves the compensation of all of our other officers, oversees and administers our incentive-based compensation and equity plans and reviews and makes recommendations to our Board of Directors with respect to director compensation. The Compensation Committee also produces an annual report on executive compensation for inclusion in our proxy statement. Currently, the Compensation Committee is comprised of Mr. Thompson (Chair) and Mr. Santel and Dr. Thompson. During 2010, the Compensation Committee held three meetings.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is responsible for developing and recommending to our Board of Directors individuals to be nominated as directors and committee members. This includes establishing procedures for identifying and evaluating director candidates (including nominees recommended by stockholders). The Nominating and Corporate Governance Committee is also responsible for developing and recommending to our Board of Directors corporate governance guidelines, as well as overseeing the evaluation of our Board of Directors, committees of the Board and management. Currently, the Nominating and Corporate Governance Committee is comprised of Dr. Henney (Chair), Ms. Bianchi, and Mr. Thompson. During 2010, the Nominating and Corporate Governance Committee held one meeting.

Board Leadership

The positions of Chairman of the Board and Chief Executive Officer are presently separated and have historically been separated at Anthera. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the independent directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Our Board of Directors believes its administration of its risk oversight function has not affected its leadership structure.

While our bylaws and corporate governance guidelines do not require that our Chairman and Chief Executive Officer positions be separate, our Board of Directors believes that having separate positions and having an independent outside director serve as Chairman is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance. Our separated Chairman and Chief Executive Officer positions are augmented by the independence of seven of our eight directors, and our three fully independent Board committees that provide appropriate oversight in the areas described above. At executive sessions of independent directors, these directors speak candidly on any matter of interest, without the Chief Executive Officer or other executives present. The independent directors met four times in 2010 without management present. We believe this structure provides consistent and effective oversight of our management and the Company.

Director Nominations

The director qualifications developed to date focus on what our Board believes to be essential competencies to effectively serve on the Board of Directors. The Nominating and Corporate Governance Committee must reassess such criteria annually and submit any proposed changes to the Board of Directors for approval. Presently, at a minimum, the Nominating and Corporate Governance Committee must be satisfied that each nominee it recommends has the highest personal and professional integrity, demonstrates exceptional ability and judgment and shall be most effective, in conjunction with the other nominees to the Board of Directors, in collectively serving the long-term interests of the stockholders.

In addition to those minimum qualifications, the Nominating and Corporate Governance Committee shall recommend that our Board of Directors select persons for nomination to help ensure that:

•	a majority of our Board is “independent” in accordance with Nasdaq standards;

•	each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be comprised entirely of independent directors; and

•	at least one member of the Audit Committee shall have the experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

In addition to other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and compensation of the Board of Directors, the Nominating and Corporate Governance Committee may consider the following factors when recommending that our Board select persons for nomination:

•	whether a nominee has direct experience in the pharmaceuticals industry or in the markets in which the Company operates;

•	whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Although the Nominating and Corporate Governance Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

The Nominating and Corporate Governance Committee adheres to the following process for identifying and evaluating nominees for the Board of Directors. First, it solicits recommendations for nominees from non-employee directors, our Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate. The Nominating and Corporate Governance Committee then reviews and evaluates the qualifications of proposed nominees and conducts inquiries it deems appropriate; all proposed nominees are evaluated in the same manner, regardless of who initially recommended such nominee. In reviewing and evaluating proposed nominees, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by our Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed nominee, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board.

If the Nominating and Corporate Governance Committee decides to retain a third-party search firm to identify proposed nominees, it has sole authority to retain and terminate such firm and to approve any such firm’s fees and other retention terms.

Each of the nominees for election as director at the 2011 Annual Meeting is recommended by the Nominating and Corporate Governance Committee and each nominee is presently a director and stands for re-election by the stockholders. From time to time, the Company may pay fees to third-party search firms to assist in identifying and evaluating potential nominees, although no such fees have been paid in connection with nominations to be acted upon at the 2011 Annual Meeting.

Pursuant to our bylaws, stockholders who wish to nominate persons for election to the Board of Directors at an annual meeting must be a stockholder of record at the time of giving the notice, entitled to vote at the meeting, present (in person or by proxy) at the meeting and must comply with the notice procedures in our bylaws. A stockholder’s notice of nomination to be made at an annual meeting must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting. However, if an annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered no later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which the first public announcement of the date of such annual meeting was made. A stockholder’s notice of nomination may not be made at a special meeting unless such special meeting is held in lieu of an annual meeting. The stockholder’s notice must include the following information for the person making the nomination:

•	name and address;

•	the class and number of shares of the Company owned beneficially or of record;

•	disclosure regarding any derivative, swap or other transactions which give the nominating person economic risk similar to ownership of shares of the Company or provide the opportunity to profit from an increase in the price of value of shares of the Company;

•	any proxy, agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;

•	any agreement, arrangement, understanding or relationship engaged in for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Company;

•	any rights to dividends on the shares that are separate from the underlying shares;

•	any performance related fees that the nominating person is entitled to based on any increase or decrease in the value of any shares of the Company;

•	a description of all agreements, arrangements or understandings by and between the proposing stockholder and another person relating to the proposed business (including an identification of each party to such agreement, arrangement or understanding and the names, addresses and class and number of shares owned beneficially or of record of other stockholders known by the proposing stockholder support such proposed business;

•	a statement whether or not the proposing stockholder will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all shares of capital stock required to approve the proposal or, in the case of director nominations, at least the percentage of voting power of all of the shares of capital stock reasonably believed by the proposing stockholder to be sufficient to elect the nominee; and

•	any other information relating to the nominating person that would be required to be disclosed in a proxy statement filed with the SEC.

With respect to proposed director nominees, the stockholder’s notice must include all information required to be disclosed in a proxy statement in connection with a contested election of directors or otherwise required pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

For matters other than the election of directors, the stockholder’s notice must also include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder(s) proposing the business.

The stockholder’s notice must be updated and supplemented, if necessary, so that the information required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting.

The Board of Directors, a designated committee thereof or the chairman of the meeting will determine if the procedures in the bylaws have been followed, and if not, declare that the proposal or nomination be disregarded. The nominee must be willing to provide any other information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation of the nominee’s independence.

Stockholder Communications with the Board of Directors

Stockholders may send correspondence to the Board of Directors c/o the Secretary at our principal executive offices at the address set forth above. The Secretary will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. However, the Secretary will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. The Secretary will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board of Directors following the receipt of the communication.

Director Attendance at Annual Meetings

Directors are encouraged to attend the Annual Meeting of Stockholders. 7 of the 8 members of the Board of Directors attended our 2010 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has at any time during the past fiscal year been an officer or employee of the Company. None of the members of the Compensation Committee has formerly been an officer of the Company. None of our executive officers serve or in the past fiscal year has served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Compensation

Each of our non-employee directors receives a $40,000 annual retainer fee instead of per-meeting fees. In consideration for their services, the Chairman of our Board of Directors receives an additional $40,000, the chairman of our Audit Committee receives an additional $15,000 and the chairman of our Compensation Committee receives an additional $10,000, each on an annual basis.

In addition, since the completion of our initial public offering (“IPO”), each new non-employee director receives a non-qualified stock option to purchase 25,000 shares of our common stock upon joining the Board, which vests over a four-year period from the date of grant. In addition, each non-employee director receives a non-qualified stock option to purchase 12,000 shares of our common stock each year, which vests over a one-year period from the date of grant. Any new Chairman of our Board of Directors would receive a non-qualified stock option to purchase 45,000 shares of our common stock upon election to the Board, which would vest over a four-year period from the date of grant. Our Chairman also receives a non-qualified stock option to purchase 15,000 shares of our common stock each year, which vests over a one-year period from the date of grant.

All members of our Board of Directors are eligible to receive full reimbursement for travel expenses arising from their attendance of our board meetings.

Director Compensation Table — 2010

The following table sets forth information with respect to the compensation earned by our non-employee directors during the fiscal year ended December 31, 2010.

	Fees Earned or	Option
Name	Paid in Cash ($)	Awards ($)(1)		Total ($)

Christopher S. Henney, Ph.D. (Chairman)	$80,000	$37,089	(2)	$117,089
Annette Bianchi	$40,000	$29,671	(3)	$69,671
James I. Healy, M.D., Ph.D.	$40,000	$29,671		$69,671
A. Rachel Leheny, Ph.D(4)	$40,000	$29,671	(5)	$69,671
Donald J. Santel	$41,250	$29,671	(6)	$70,921
Daniel K. Spiegelman(7)	$50,417	$29,671	(7)	$80,088
David E. Thompson	$50,000	$29,671	(8)	$79,671
Peter A. Thompson(9)	—	—		—

(1)	This column reflects the aggregate grant date fair value of equity awards granted in 2010 and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. See Note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the assumptions made in determining the valuation of option awards.

(2)	Dr. Henney held 15,000 shares underlying stock options as of December 31, 2010.

(3)	Ms. Bianchi held 32,443 shares underlying stock options as of December 31, 2010.

(4)	Dr. Leheny resigned from our Board of Directors on February 1, 2011.

(5)	Dr. Leheny held 26,602 shares underlying stock options as of December 31, 2010.

(6)	Mr. Santel held 32,443 shares underlying stock options as of December 31, 2010.

(7)	Mr. Spiegelman joined our Board of Directors on February 2, 2010. He held 37,000 shares underlying stock options as of December 31, 2010.

(8)	Mr. Thompson held 29,523 shares underlying stock options as of December 31, 2010.

(9)	Dr. Thompson joined our Board of Directors on February 1, 2011.

Required Vote

The two nominees receiving the highest number of affirmative votes of all the votes properly cast shall be elected as directors to serve until the 2014 Annual Meeting of Stockholders or until their successors have been duly elected and qualified.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the nominees listed above.

PROPOSAL 2

RATIFICATION OF AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011. Representatives of Deloitte & Touche LLP will attend the Annual Meeting of Stockholders and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The following is a summary of fees billed by Deloitte & Touche LLP for fiscal years ended December 2010 and 2009:

	2010	2009

Audit Fees(1)	$486,575	$362,316
Audit Related Fees(2)	—	—
Tax Fees(3)	$65,000	—
All Other Fees(4)	$2,200	—

Total	$553,775	$362,316

(1)	Includes fees associated with the annual audit of our financial statements, the reviews of our interim financial statements and the issuance of consent and comfort letters in connection with registration statements, including filing our registration statement on Form S-1 for our initial public offering.

(2)	We did not incur any audit related fees.

(3)	Includes fees associated with tax advice and tax planning.

(4)	Includes fees associated with our subscription to an online library of accounting literatures.

Audit Committee Pre-Approval Policies

The Audit Committee is directly responsible for the appointment, retention and termination, and for determining the compensation, of the Company’s independent registered public accounting firm. The Audit Committee shall pre-approve all auditing services and the terms thereof and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board), except that pre-approval is not required for the provision of non-audit services if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals for non-audit services, provided such approvals are presented to the Audit Committee at a subsequent meeting. All services provided by Deloitte & Touche LLP during fiscal years 2010 and 2009 were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.

Required Vote

The ratification of the selection of Deloitte & Touche LLP requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011.

EXECUTIVE OFFICERS

The names of the executive officers of the Company, their ages as of March 1, 2011, and certain other information about them are set forth below (unless set forth elsewhere in this proxy statement).

Name	Age	Position

Paul F. Truex	42	Chief Executive Officer, President and Director
Christopher P. Lowe	43	Chief Business Officer and Chief Financial Officer
Colin Hislop, M.D.	53	Senior Vice President and Chief Medical Officer
Debra Odink, Ph.D.	47	Senior Vice President, Pharmaceutical Research and Development
Georgina Kilfoil	42	Senior Vice President, Product Development and Clinical Operations

The biographies of our executive officers, other than Mr. Truex, whose biography is set forth above, appear below.

Christopher P. Lowe.  Mr. Lowe has served as our Chief Business Officer and Chief Financial Officer since February 2011. Prior to that time and since November 2007, he served as our Chief Financial Officer and Vice President of Administration. Beginning in September 2005 and up until he joined the company, Mr. Lowe served as Vice President of Finance & Administration and, beginning in January 2006, as Chief Financial Officer of Asthmatx, Inc., a medical technology company. Previously, Mr. Lowe was with Peninsula Pharmaceuticals, Inc., as Corporate Controller from June 2004 to October 2004 and Chief Accounting Officer from October 2004 until June 2005. Mr. Lowe holds a B.S. in business administration from California Polytechnic State University, San Luis Obispo and an M.B.A. from Saint Mary’s University, Texas. Mr. Lowe is a director of Hansen Medical Corporation, a medical device company.

Colin Hislop, M.D.  Dr. Hislop has served as our Senior Vice President and Chief Medical Officer since June 2010. Prior to that, he served as our Senior Vice President of Cardiovascular Products since November 2005 and also served as a consultant to the company from July 2005 through November 2005. From October 2004 until June 2005, Dr. Hislop was Vice President, Clinical Development for Peninsula Pharmaceuticals, Inc. where he oversaw three global development programs for Peninsula’s anti-infective product portfolio. From September 2001 until September 2004, Dr. Hislop served as Vice President of Clinical Development at CV Therapeutics, Inc., a biopharmaceutical company. Dr. Hislop holds a B.Sc. in medical biochemistry from the University of Surrey, and a degree in medicine from the University of London.

Debra Odink, Ph.D.  Dr. Odink was promoted to Senior Vice President of Pharmaceutical Research and Development in June 2010. Prior to that, she served as our Vice President of Pharmaceutical Research and Development since December 2005. From September 2002 until July 2005, Dr. Odink served as Vice President of Pharmaceutical Chemistry and Product Development at Peninsula Pharmaceuticals, Inc., a biopharmaceutical company, where she was responsible for manufacturing and product development strategies for assets licensed to Peninsula. Dr. Odink holds a B.S. in chemistry from California State University, Stanislaus and a Ph.D. in inorganic chemistry from the University of California at Davis.

Georgina Kilfoil.  Ms. Kilfoil has served as our Senior Vice President, Product Development and Clinical Operations since March 23, 2010. Prior to joining us, Ms. Kilfoil was the Vice President, Alliances and Project Management of Peninsula Pharmaceuticals, Inc. from 2004 to 2005. From August 2000 to December 2003, Ms. Kilfoil was a project management consultant with InClin, Inc., a consulting company. Ms. Kilfoil holds a B.S. in pharmacology from the University of Bristol, United Kingdom and an M.B.A. from the Australian Graduate School of Management, Sydney, Australia.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our executive compensation policies and arrangements as they relate to our named executive officers who are listed in the compensation tables set forth below. The following discussion should be read together with the compensation tables and related disclosures set forth below.

Background and Objectives

We are a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation, including cardiovascular and autoimmune diseases. The success of development companies is significantly influenced by the quality and motivation of their work forces. As a result, we face significant competition for executives and other talented employees from numerous pharmaceutical research and development companies in the San Francisco Bay Area. With this in mind, we strive to provide what we believe is a competitive total compensation package to our executive officers through a combination of base salary, short-term cash incentives and long-term equity compensation, in addition to broad-based employee benefits programs, in order to closely align the interests of our executive officers with those of our stockholders, to attract talented individuals to manage and operate all aspects of our business, to reward these individuals fairly and to retain those individuals who meet our high expectations and support the achievement of our business objectives.

Role of Compensation Committee and Executive Officers

Our executive compensation program is administered by our board of directors upon recommendation of our compensation committee. Our compensation committee is responsible for overseeing our executive compensation policies, plans and programs, reviewing our achievements as a company and the achievements of our individual officers, and recommending to our board of directors the type and level of compensation for our named executive officers and our directors. The primary goal of our compensation committee is to closely align the interests of our named executive officers with those of our stockholders. To achieve this goal, our compensation committee relies on compensation that is designed to attract and retain executives whose abilities are critical to our long term success, that motivates individuals to perform at their highest level and that rewards achievement.

The annual responsibilities of our compensation committee include the following:

•	reviewing and recommending corporate goals and objectives relevant to the compensation of our Chief Executive Officer and named executive officers;

•	evaluating the performance of our Chief Executive Officer and named executive officers in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer; and

•	reviewing and approving the level of equity awards, annual salary and bonuses for our named executive officers and other employees.

In reviewing and approving these matters, our compensation committee considers such matters as it deems appropriate, including our financial and operating performance, the alignment of interests of our executive officers and our stockholders and our ability to attract and retain qualified individuals. For executive compensation decisions, including decisions relating to the grant of equity awards to our named executive officers, our compensation committee typically considers the recommendations of Mr. Truex, our Chief Executive Officer. Mr. Truex also generally participates in our compensation committee’s deliberations about executive compensation matters. However, Mr. Truex does not participate in the deliberation or determination of his own compensation.

Our compensation committee has not established any formal policies or guidelines for allocating compensation between current and long-term equity compensation, or between cash and non-cash compensation. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short-term and long-term goals and objectives, our compensation committee relies on its judgment about each individual’s performance in a rapidly changing business environment rather than adopting a formulaic approach to compensatory decisions that are too narrowly responsive to short-term changes in business performance. In making determinations about performance, our compensation committee does not solely rely on formal goals or metrics, but rather takes into account input from appropriate members of management with respect to an individual’s performance, as well as its own observations.

Role of Compensation Consultant

Our compensation committee has the authority under its charter to engage the services of any consulting firm or other outside advisor to assist it. Prior to our IPO, in September 2009, our compensation committee engaged

J. Thelander Consulting, an independent consulting firm selected by our compensation committee, to review and provide comparative data on the base salary, bonus and equity compensation of (i) chief executive officers of private biotechnology companies with funding levels between $50 to $70 million and (ii) chief executive officers and other executive officers of publicly traded biotechnology companies with a market capitalization between $220 to $375 million. J. Thelander Consulting also provided a review of the board compensation of such publicly traded biotechnology companies. Our compensation committee reviewed the report by J. Thelander Consulting, and in April 2010, made certain changes to our executive compensation as detailed below based, in part, on such report.

In December 2010, our compensation committee engaged Remedy Compensation Consulting (which has since merged with Compensia), an independent consulting firm specializing in the life sciences and technology industries, to review and provide comparative data on the base salary, bonus, equity compensation and total direct compensation of our executive officers as compared against 22 similar peer group public biotechnology companies as well as Northern Californian companies with 50-149 employees participating in the Radford Life Sciences survey. Our compensation committee reviewed the report by Remedy Compensation Consulting and made certain changes to our executive compensation as detailed below, based in part, on such report.

The companies in the peer group were as follows:

•	Affymax, Inc.	•	Neurogesx Inc.
•	Alexza Pharmaceuticals, Inc.	•	Omeros Corp.
•	Amarin Corp.	•	Optimer Pharmaceuticals Inc.
•	Avanir Pharmaceuticals	•	Orexigen Therapeutics, Inc.
•	AVI BioPharma Inc.	•	Pain Therapeutics Inc.
•	Cell Therapeutics, Inc.	•	Pharmacyclics Inc.
•	Cytokinetics, Inc.	•	Sunesis Pharmaceuticals Inc.
•	Depomed Inc.	•	Supergen Inc.
•	DURECT Corporation	•	Transcept Pharmaceuticals Inc.
•	Ligand Pharmaceuticals Inc.	•	Vical, Inc.
•	Map Pharmaceuticals Inc.	•	Xenoport, Inc.

J. Thelander Consulting and Remedy Compensation Consulting were retained by and reported directly to our compensation committee and do not provide any other services to the Company.

Compensation Elements

Base Salary.  The base salaries of our named executive officers are primarily established based on the scope of their responsibilities and performance, taking into account comparable company data from our compensation consultants and based upon our compensation committee’s understanding of compensation paid to similarly situated executives, and adjusted as necessary to recruit or retain specific individuals. We typically review the base salaries of our named executive officers annually. We may increase the base salary of an executive officer at other times if a change in the scope of the executive’s responsibilities, such as promotion, justifies such consideration. We believe that a competitive base salary relative to the companies with which we compete for executives is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Base salaries are established in part based on experience, skills and expected contributions of our executives and our executives’ performance during the prior year. In making determinations about the performance of our named executive officers, our compensation committee takes into account the achievement of corporate goals, which are set annually by our compensation committee and generally include milestones related to our preclinical and clinical studies and fundraising, as well as informal individual goals, which are position-specific and are communicated to the named executive officer over the course of the year.

After our IPO and taking into consideration the comparative compensation data from J. Thelander Consulting as mentioned above, in April 2010, as part of its annual review of compensation, the board of directors, upon the recommendation of the compensation committee, approved annual base salary adjustments for Company employees, including certain of the Company’s named executive officers, which became effective on May 1, 2010. The adjusted base salaries for such named executive officers (and their titles at the time) are as follows:

	Annual Base	Annual Base
	Salary Prior	Salary Effective
Named Executive Officer	to May 1, 2010	May 1, 2010

Paul F. Truex,	$300,000	$425,000
President and Chief Executive Officer
Christopher P. Lowe,	$250,000	$300,000
Chief Business Officer and Chief Financial Officer
Colin Hislop, M.D.,	$270,000	$320,000
Senior Vice President and Chief Medical Officer
Debra Odink, Ph.D.,	$200,000	$225,000
Senior Vice President, Pharmaceutical Research and Development

In connection with Dr. Odink’s promotion to Senior Vice President, Pharmaceutical Research and Development in June 2010, her annual base salary was increased from $225,000 to $250,000.

As part of its annual review of compensation and taking into consideration the comparative compensation data from Remedy Compensation Consulting as mentioned above, effective February 1, 2011, our board of directors, upon the recommendation of the compensation committee, approved annual base salary adjustments for certain of our employees, including certain of our named executive officers. Such adjustments were targeted towards the 50th percentile of base compensation in our peer group, based on the Remedy Compensation Consulting data, taking into consideration adjustments for promotions (including Mr. Lowe to Chief Business Officer). The adjusted salaries for such named executive officers are as follows:

		Annual Base
	Current Annual	Salary Effective
Named Executive Officer	Base Salary	February 1, 2011

Paul F. Truex,	$425,000	$500,000
President and Chief Executive Officer
Christopher P. Lowe,	$300,000	$340,000
Chief Business Officer and Chief Financial Officer
Colin Hislop, M.D.,	$320,000	$340,000
Senior Vice President and Chief Medical Officer
Debra Odink, Ph.D.,	$250,000	$270,000
Senior Vice President, Pharmaceutical Research and Development

Cash Bonuses.  Prior to our IPO, we did not have a formal cash incentive program, although we have paid cash bonuses based on the achievement of approved operational milestones in the past. In March 2010, the board of directors adopted the Company’s Executive Incentive Bonus Plan, or the Bonus Plan, which applies to certain key executives, or the Executives, that are recommended by the compensation committee and selected by the board. The Bonus Plan provides for bonus payments based upon the attainment of performance targets established by the board and related to financial and operational metrics with respect to the Company or any of its subsidiaries, or the Performance Goals, which would include the achievement of clinical study or operational milestones, results of clinical studies and achievement of specified financial metrics or objectives. Any bonuses paid under the Bonus Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Performance Goals. The bonus formulas shall be adopted in each performance period by the Board and communicated to each Executive. No bonuses shall be paid under the Bonus Plan unless and until the Board makes a determination with respect to the attainment of the performance objectives. Notwithstanding the foregoing, the Company may adjust bonuses payable under the Bonus Plan based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to Executives under the Bonus Plan based upon such other terms and conditions as the Board may in its discretion determine.

Each Executive is given a targeted bonus opportunity set for each performance period. The maximum bonus payable to an Executive under the Bonus Plan is 125% of the Executive’s bonus opportunity. The Performance

Goals will be measured at the end of each fiscal year after the Company’s financial reports have been published or such other appropriate time as the board shall determine. If the Performance Goals are met, payments will be made within 30 days thereafter, and if met for the previous fiscal year, not later than March 31. An Executive must be employed by the Company as of the payment date in order to receive a bonus payment, provided that the board may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of an Executive’s termination of employment, retirement, death or disability.

In April 2010, our board of directors, upon recommendation of the compensation committee, approved performance bonus awards under the Bonus Plan based upon certain operational performance, including successful negotiation and completion of the SPA with the FDA, reactivation of the IND for A-623 including submission and acceptance of the Phase II protocol, completion of equity financings with proceeds to the Company in excess of $50 million and completion and submission of our FRANCIS study including a six-month follow-up evaluation. Such cash bonus awards were subject to a six-month lapsing right of repayment in the event of termination or employment. Our named executive officers received the following performance cash bonus awards: Mr. Truex ($250,000), Mr. Lowe ($100,000), Dr. Hislop ($65,000) and Dr. Odink ($25,000).

In December 2010, our board of directors, upon recommendation of the compensation committee, approved annual cash bonuses under the Bonus Plan for performance in 2010. The annual target bonus opportunities for 2010 (expressed as a percentage of base salary and targeted towards the 50th percentile of our peer group) for our named executive officers were as follows: Mr. Truex (50%), Mr. Lowe (35%), Dr. Hislop (30%), Dr. Odink (30%) and Ms. Kilfoil (30%). These bonus payments were based upon the achievement of the following corporate goals, which were equally weighted:

•	continued development of our product candidates, including initiating enrollment of our VISTA-16 clinical study for varespladib and obtaining at least a certain level of enrollment by the end of the year,

•	initiating Phase 2 enrollment for A-623 and completing enrollment by the end of the year,

•	considering strategic partnership opportunities for our product candidates, and

•	opportunistically supporting our corporate development objectives with appropriate financing and budgeting efforts.

In determining cash bonuses under the Bonus Plan, our board determined that 70% of the 2010 corporate goals had been achieved. Each individual’s target bonus was then adjusted for personal performance. The following cash bonus amounts for 2010 performance were approved for our named executive officers: Mr. Truex ($148,000), Mr. Lowe ($84,000), Dr. Hislop ($67,000), Dr. Odink ($55,000) and Ms. Kilfoil ($37,000).

Equity Incentive Compensation.  We generally grant stock options to our employees, including our named executive officers, in connection with their initial employment with us. We also typically grant stock options on an annual basis as part of annual performance reviews of our employees. Our compensation committee had previously established grant guidelines for our employees, other than our Chief Executive Officer (whose grants were made at the discretion of the board of directors), based on an employee’s position, which guidelines specify a range of equity grant amounts expressed as a percentage of our common stock outstanding on a fully-diluted basis, which range from 0.02% to 2.75%, depending on position.

We grant equity incentive compensation to our executive officers because we believe doing so will motivate our executives by aligning their interests more closely with the interests of our stockholders. In the past, we granted restricted stock to certain initial employees, including Mr. Truex, as we believed that it was appropriate for our initial key employees to have an immediate equity stake, and because we believed owning restricted stock would more closely align the interests of the recipient with those of our stockholders. Now that we are a more mature company, we believe it is generally more appropriate to grant stock options or restricted stock units to employees, as is the general practice at other companies with which we compete for talent, although we may continue to grant restricted stock or grant other types of equity awards when we deem it appropriate and in our stockholders’ best interests.

Prior to our IPO, equity incentive grants to our named executive officers and other employees were made at the discretion of our board of directors with the recommendation of our compensation committee out of our 2005

Equity Incentive Plan, (the “2005 Plan”). In determining equity incentive grants, the compensation committee considered the grant guidelines it had established for each position, along with the equity incentives already provided to an employee. Our compensation committee also considered individual performance, based on an informal evaluation of the individual’s contribution to our corporate goals (which generally include milestones related to our preclinical and clinical studies and fundraising) and input received from management. Following our IPO, all stock options continue to be granted with an exercise price equal to the fair market value of our common stock on the date of grant, which is defined as the closing market price of a share of our common stock on the date of grant. We do not currently have any program, plan or practice of setting the exercise price based on a date or price other than the fair value of our common stock on the grant date.

In 2010, our board of directors granted 333,000 restricted stock units to our employees and options to purchase a total of 112,000 shares of common stock to our directors, including 213,500 restricted stock units to our named executive officers. In exercising its discretion to determine the amount of each grant for recommendation to our board of directors, the compensation committee generally took into account each individual’s contributions towards the achievement of our annual corporate goals. In March 2010, our board of directors, upon the compensation committee’s recommendation, approved grants of restricted stock units to certain of our employees, including Mr. Truex, Mr. Lowe, Dr. Hislop and Dr. Odink, based upon the management team’s contributions to our 2009 and first quarter 2010 operational performance on a relative scale dependent on such named executive officer’s job function and responsibility. The amount of each grant was based upon industry data as well as such named executive officer’s current level of equity awards. All of these grants were made to further motivate the recipients by aligning their interests more closely with our stockholders over the next several years by providing them with an equity interest in the company. In December 2010, based upon the Remedy Compensation Consulting data, our board of directors, upon recommendation of the compensation committee, approved annual grants of stock options, effective as of January 1, 2011, to certain of our employees, including our named executive officers, which were intended to target the 50th percentile of equity awards of our peer group, after giving effect to the annual grants. Our named executive officers received grants of stock options to purchase the following shares: Mr. Truex (260,000 shares), Mr. Lowe (160,000 shares), Dr. Hislop (170,000 shares), Dr. Odink (95,000 shares) and Ms. Kilfoil (100,000 shares).

Stock option awards provide our named executive officers and other employees with the right to purchase shares of our common stock at a fixed exercise price, subject to their continued employment. Stock options are earned on the basis of continued service and generally vest over four years, beginning with vesting as to 25% of the award on the one-year anniversary of the date of grant, and pro-rata vesting monthly thereafter. Stock options granted under the 2010 Plan may not be exercised prior to the award vesting in full. previously granted under the 2005 Plan may be exercised prior to the award vesting in full, subject to our right of repurchase. In addition, in the past, we have also granted options to purchase smaller amounts of stock, typically fewer than 10,000 shares, which are immediately vested to recognize employee contributions, including those of our named executive officers. Furthermore, we generally grant incentive stock options to employees up to the statutory limit, then non-statutory options thereafter and non-statutory options to non-employees. See the section entitled “— Potential Payments Upon Termination or Change in Control” for a discussion of the change in control provisions related to stock options.

Restricted stock units provide our executive officers and other employees to receive shares of stock upon the vesting of the restricted stock units, subject to their continued employment. Restricted stock units generally vest in equal annual installments over four years. However, we also have granted restricted stock units that vest in full after one year as a short-term incentive after our successful IPO. See the section below entitled “— Potential Payments Upon Change in Control and Termination” for a discussion of the change in control provisions related to restricted stock.

After our IPO, we adopted an equity award grant policy that formalized how we grant equity-based awards to officers and employees. Under our equity award grant policy, all grants must be approved by our board of directors or compensation committee. All stock options will be awarded with an exercise price equal to the fair value of our common stock and calculated based on our closing market price on the last trading day of the quarter in which the grant is approved.

Other Compensation.  We currently maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, dental insurance and a 401(k) plan.

As discussed below in “— Severance and Change in Control Agreements” and in “— Potential Payments Upon Change in Control and Termination,” we have, for all named executive officers, agreements providing certain benefits upon termination of their employment in relation to a change in control, including the acceleration of vesting of restricted stock and options. Our goal in providing severance and change in control benefits is to offer sufficient cash continuity protection such that our executives will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to the named executive officers under certain circumstances, rather than negotiating severance at the time that a named executive officer’s employment terminates. We have also determined that accelerated vesting provisions in connection with a termination following a change of control are appropriate because they will encourage our restricted stock and option holders, including our named executive officers, to stay focused in such circumstances, rather than the potential implications for them.

All of our named executive officers are party to severance agreements that provide benefits upon termination of employment in connection with a change of control.

Tax and Accounting Treatment of Compensation.  Section 162(m) of the Internal Revenue Code places a limit of $1.0 million per person on the amount of compensation that we may deduct in any one year with respect to each of our named executive officers other than the chief financial officer. There is an exemption from the $1.0 million limitation for performance-based compensation that meets certain requirements. Grants of stock options and stock appreciation rights under our 2010 Plan are intended to qualify for the exemption. Restricted stock awards and restricted stock unit awards under our 2010 Plan, as well as performance cash awards, may qualify for the exemption if certain additional requirements are satisfied. To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, our compensation committee has not adopted a policy requiring all compensation to be deductible. Although tax deductions for some amounts that we pay to our named executive officers as compensation may be limited by section 162(m), that limitation does not result in the current payment of increased federal income taxes by us due to our significant net operating loss carry-forwards. Our compensation committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under section 162(m) if it determines that such action is appropriate and in our best interests.

We account for equity compensation paid to our employees under the rules of FASB ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table summarizes the compensation that we paid to our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers during the years ended December 31, 2010, 2009 and 2008. We refer to these officers in this proxy statement as our named executive officers.

					Non-Equity
					Incentive
				Stock	Plan
Name and Principal Position as of		Salary	Bonus	Awards	Compensation
December 31, 2010	Year	($)	($)	($)(1)	($)(2)	Total ($)

Paul F. Truex	2010	$383,333		$460,960	$398,000	$1,242,293
President, Chief Executive Officer	2009	$281,837		$88,125	—	$369,962
and Director	2008	$300,000		—	—	$300,000
Christopher P. Lowe	2010	$283,333		$214,400	$184,000	$681,733
Chief Business Officer and	2009	$241,174		$23,500	—	$264,674
Chief Financial Officer	2008	$250,000		$117,411	—	$367,411
Colin Hislop, M.D.	2010	$303,333		$214,400	$132,000	$649,733
Senior Vice President,	2009	$259,621	$1,247	$28,795	—	$289,663
Cardiovascular Products	2008	$270,000		—	—	$270,000
Debra Odink, Ph.D.	2010	$232,179		$134,000	$80,000	$446,179
Senior Vice President, Pharmaceutical	2009	$158,580	$3,996	$29,375	—	$191,951
Research and Development	2008	$200,000		—	—	$200,000
Georgina Kilfoil(3)	2010	$197,917		$120,600	$37,000	$355,517
Senior Vice President, Development	2009	—		—	—	—
And Clinical Operations	2008	—		—	—	—

(1)	This column reflects the aggregate grant date fair value of equity awards granted in 2010, 2009 and 2008. During 2010, we granted restricted stock units to our executive officers and the grant date fair value is calculated based on the closing sales price of our common stock on the grant date and in accordance with FASB ASC 718. During 2009 and 2008, we granted stock options to our executive officers and the grant date fair value is calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. See Note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the assumptions made in determining the valuation of option awards.

(2)	Includes performance cash bonus awards paid following our initial public offering and annual cash performance bonus awards paid in 2011 for 2010 performance.

(3)	Ms. Kilfoil joined us on March 16, 2010.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to awards under our equity and non-equity incentive plans made by us to our named executive officers and stock options awarded to our named executive officers for the year ended December 31, 2010.

				All Other
		Estimated Future Payouts		Stock Awards:
		Under Non-Equity Incentive		Number of	Grant Date
		Plan Awards(4)		Shares of	Fair Value of
	Grant	Target	Maximum	Stock or	Stock Awards
Name	Date	($)	($)(5)	Units (#)	($)(3)

Paul F. Truex	6/30/2010(1)			50,000	$268,000
	6/30/2010(2)			36,000	$192,960
		$212,500	$531,250
Christopher P. Lowe	6/30/2010(1)			22,000	$117,920
	6/30/2010(2)			18,000	$96,480
		$105,000	$375,000
Colin Hislop, M.D.	6/30/2010(1)			30,000	$160,800
	6/30/2010(2)			10,000	$53,600
		$96,000	$400,000
Debra Odink, Ph.D.	6/30/2010(1)			20,000	$107,200
	6/30/2010(2)			5,000	$26,800
		$75,000	$312,500
Georgina Kilfoil	6/30/2010(1)			22,500	$120,600
		$59,400 (6)	$247,396 (6)

(1)	These restricted stock units vest in equal annual installments over four years. The vesting commencement date of these grants is June 30, 2010.

(2)	These restricted stock units vest in one annual installment. The vesting commencement date of these grants is June 30, 2010.

(3)	The grant date fair value of each equity award is calculated based on the closing sales price of our common stock on the date of grant in accordance with FASB ASC 718, excluding the effect of estimated forfeitures.

(4)	The plan does not have a threshold.

(5)	The plan allows for a bonus payment of up to 125% of the executive officer’s salary.

(6)	Ms. Kilfoil joined us on March 16, 2010. This number is prorated based on her service for the year.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards as of December 31, 2010 with respect to our named executive officers.

	Option Awards					Stock Awards
	Number of	Number of				Number of		Market Value
	Securities	Securities				Shares or		of Shares
	Underlying	Underlying				Units of		or Units
	Unexercised	Unexercised		Option		Stock		of Stock
	Options	Options		Exercise	Option	That Have		That Have
	Exercisable	Unexercisable		Price	Expiration	Not Vested		Not Vested
Name	(#)	(#)*		($)	Date	(#)		($)

Paul F. Truex	362,826	—		$0.26	1/23/2017	—		—
	52,548	13,828	(2)	$1.51	2/18/2019	—		—
	16,815	4,425	(3)	$1.51	2/18/2019	—		—
						50,000	(7)	$244,000
						36,000	(8)	$175,680
Christopher P. Lowe	2,920 (4)	—		$0.14	3/6/2016	—		—
	57,725	17,161	(5)	$1.34	2/21/2018	—		—
	36,828	10,949	(6)	$1.34	2/21/2018	—		—
	18,497	4,867	(2)	$1.51	2/18/2019	—		—
						22,000	(7)	$107,360
						18,000	(8)	$87,840
Colin Hislop, M.D.	130,447	—		$0.26	1/23/2017	—		—
	18,497	4,867	(2)	$1.51	2/18/2019	—		—
	5,257	—		$1.51	4/15/2019	—		—
						30,000	(7)	$146,400
						10,000	(8)	$48,800
Debra Odink, Ph.D.	23,121	6,084	(2)	$1.51	2/18/2009	—		—
						20,000	(7)	$97,600
						5,000	(8)	$24,400
Georgina Kilfoil	—	—		—	—	22,500	(7)	$109,800

*	Unless otherwise noted in the footnotes, these options vest over four years as follows: 25% of the shares vest one year following the vesting commencement date, with the remaining 75% vesting in equal monthly installments over the next three years. All unvested options, pursuant to the 2005 Equity Plan, contain an early exercise feature subject to the Company’s right of repurchase.

(1)	Represents the closing market price of our common stock as of December 31, 2010 ($4.88) multiplied by the number of restricted stock units.

(2)	This incentive stock option vests in equal monthly installments over four years commencing on August 12, 2008.

(3)	This non-statutory stock option vests in equal monthly installments over four years commencing on August 12, 2008.

(4)	These options were granted to Mr. Lowe on March 6, 2006 in his capacity as a consultant to the Company and vested immediately on the grant date.

(5)	The vesting commencement date of this incentive stock option is November 26, 2007.

(6)	The vesting commencement date of this non-statutory stock option is November 26, 2007.

(7)	These restricted stock units vest in equal annual installments over four years. The vesting commencement date of these grants is June 30, 2010.

(8)	These restricted stock units vest in one annual installment. The vesting commencement date of these grants is June 30, 2010.

Option Exercises and Stock Vested

Options Exercised — 2010

The following table sets forth certain information with respect to the options exercised during the year ended December 31, 2010 with respect to our named executive officers. There was no vesting of stock awards during the year ended December 31, 2010 with respect to our named executive officers.

Option Awards
	Number of	Value
	Shares	Realized on
	Acquired on	Exercise
Name	Exercise (#)	($)(1)

Paul F. Truex	23,364	$158,642
Christopher P. Lowe	—	—
Colin Hislop, M.D.	14,683	$43,021
Debra Odink, Ph.D.	—	—
Georgina Kilfoil	—	—

(1)	This column reflects the value realized for vested options exercised in 2010, which represents the difference between the market price of our common stock on the date of exercise and the exercise price of the stock option.

Stock and Benefit Plans

2005 Equity Incentive Plan

Our 2005 Plan was adopted by our board of directors and approved by our stockholders in April 2005. We have reserved 2,175,817 shares of our common stock for the issuance of awards under the 2005 Plan.

Our 2005 Plan is administered by our board of directors, which has the authority to delegate full power and authority to a committee of the board. Our board of directors or any committee delegated by our board of directors has the power to select the individuals to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award, to provide substitute awards and to determine the specific terms and conditions of each award, subject to the provisions of the 2005 Plan.

The 2005 Plan permits us to make grants of incentive stock options, non-qualified stock options, restricted stock awards and stock appreciation rights to employees, directors and consultants. Stock options granted under the 2005 Plan have a maximum term of 10 years from the date of grant and incentive stock options have an exercise price of no less than the fair market value of our common stock on the date of grant. Upon a sale event in which all awards are not assumed or substituted by the successor entity, the vesting of awards under the 2005 Plan shall be accelerated in full prior to the sale event and all stock options issued thereunder will terminate.

All stock option awards that are granted to our named executive officers are covered by a stock option agreement. Except as noted above, under the stock option agreements, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest monthly over the following three years. Our board of directors may accelerate the vesting schedule in its discretion. We did not engage in any option repricing or other modification to any of our outstanding equity awards during the fiscal year ended December 31, 2010.

Our board of directors has determined not to grant any further awards under the 2005 Plan after the completion of our IPO. We have adopted the 2010 Plan effective upon the consummation of our IPO in March 2010.

Amended and Restated 2010 Stock Option and Incentive Plan

In February 2010, our board of directors, upon the recommendation of our compensation committee, approved the 2010 Plan, which was also approved by our stockholders. Our board of directors subsequently approved the amendment and restatement of our 2010 Plan, which was approved by our stockholders at our annual stockholders’ meeting held in July 2010. The 2010 Plan became effective upon the consummation of our IPO and replaced the 2005 Plan, as our board of directors determined not to make additional awards under that plan once the 2010 Plan became effective. The 2010 Plan provides flexibility to our compensation committee to use various equity-based incentive awards as compensation tools to motivate our workforce.

We initially reserved 233,644 shares of our common stock for the issuance of awards under the 2010 Plan plus an additional 35,670 shares of common stock available for grant under our 2005 Plan, which shares were added to the shares reserved under our 2010 Plan, and an additional 200,000 shares that were added by the amendment and restatement approved at our 2010 annual stockholders’ meeting. The 2010 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning in 2011, by 4% of the outstanding number of shares of common stock on the immediately preceding December 31. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

The shares we issue under the 2010 Plan are authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2010 Plan are added back to the shares of common stock available for issuance under the 2010 Plan.

The 2010 Plan is administered by our board of directors under recommendation by our compensation committee. Our board of directors has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants and to determine the specific terms and conditions of each award, subject to the provisions of the 2010 Plan. The board of directors may delegate to our compensation committee or our Chief Executive Officer the authority to grant options to certain individuals. Persons eligible to participate in the 2010 Plan will be those of our full or part-time officers, employees, non-employee directors and other key persons (including consultants and prospective employees) as selected from time to time by our board of directors in its discretion.

The 2010 Plan permits the granting of (i) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or the Code, and (ii) options that do not so qualify. The option exercise price of each option will be determined by our compensation committee but may not be less than 100% of the fair market value of the common stock on the date of grant. The term of each option will be fixed by our compensation committee and may not exceed 10 years from the date of grant. Our compensation committee will determine at what time or times each option may be exercised.

Our board of directors may award stock appreciation rights subject to such conditions and restrictions as our compensation board of directors may determine. Stock appreciation rights entitle the recipient to shares of common stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price shall not be less than the fair market value of the common stock on the date of grant.

Our board of directors may award restricted shares of common stock to participants subject to such conditions and restrictions as our compensation committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period. Our compensation committee may award restricted stock units to any participants. Restricted stock units are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as our compensation committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment through a specified vesting period. Our board of directors may also grant shares of common stock which are free from any restrictions under the 2010 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Our board of directors may grant performance share awards to any participant which entitles the recipient to receive shares of common stock upon the achievement of certain performance goals and such other conditions as our compensation committee shall determine.

Our board of directors may grant dividend equivalent rights to participants which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock.

Our board of directors may grant cash bonuses under the 2010 Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals.

The 2010 Plan also provides that upon the effectiveness of a “sale event” as defined in the 2010 Plan, except as otherwise provided by our compensation committee in the award agreement, all awards will automatically terminate, unless the parties to the sale event agree that such awards will be assumed or continued by the successor entity. Awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the compensation committee’s discretion. In addition, in the case of a sale event in which our stockholders will receive cash consideration, we may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights.

No awards may be granted under the 2010 Plan after the date that is 10 years from the date of stockholder approval.

2010 Employee Stock Purchase Plan

Our board of directors adopted the Anthera Pharmaceuticals, Inc. 2010 Employee Stock Purchase Plan (the “ESPP”), and our stockholders approved the ESPP at our 2010 annual stockholders’ meeting. Our Board of Directors subsequently amended the ESPP on December 15, 2010. Our Board of Directors subsequently amended the ESPP on December 15, 2010. We have reserved 100,000 shares of common stock for issuance thereunder plus on January 1, 2011 and each January 1 thereafter, the number of shares of stock reserved and available for issuance under the Plan shall be cumulatively increased by the lesser of (i) one percent (1%) of the number of shares of common stock issued and outstanding on the immediately preceding December 31 or (ii) 250,000 shares of common stock. Under the ESPP, eligible employees of the Company and certain designated subsidiaries of the Company may authorize the Company to deduct amounts from their compensation, which amounts are used to enable the employees to purchase shares of the Company’s common stock. The purpose of the ESPP is to attract and retain key personnel, and encourage stock ownership by the Company’s employees.

The ESPP is a broad-based employee stock purchase plan under Section 423 of the Code.

The shares that are reserved under the ESPP have an aggregate value of approximately $0.5 million based on the closing price of the common stock as reported on The NASDAQ Global Market on December 31, 2010.

The ESPP is administered by the person or persons appointed by the Company’s board of directors. The ESPP provides that all employees of the Company and any designated subsidiaries of the Company who work at least 20 hours per week are eligible to participate in the ESPP, except for persons who are deemed under Section 423(b)(3) of the Code to own five percent (5%) or more of the voting stock of the Company. Participation by any eligible employee is voluntary. The number of employees potentially eligible to participate in the ESPP is approximately 20 persons.

The ESPP provides for two “offering periods” within each year, and the first commenced on September 1, 2010 and ended on December 31, 2010. Thereafter, the first offering period in a year will commence on the first business day occurring on or after each January 1 and ending on the last business day occurring on or before the following June 30, and the second will commence on the first business day occurring on or after each July 1 and ending on the last business day occurring on or before the following December 31. Eligible employees may elect to become participants in the ESPP by enrolling prior to each semi-annual date to purchase shares under the ESPP. Shares are purchased through the accumulation of payroll deductions of not less than one percent (1%) nor more than ten percent (10%) of each participant’s compensation. The maximum number of shares of common stock that can be purchased under the ESPP during any one calendar year is that number having a fair market value of $25,000 on the first day of the purchase period pursuant to which the shares are purchased. The number of shares to be purchased with respect to any purchase period will be the lesser of (a) the number of shares determined by dividing the participant’s balance in the plan account on the last day of the purchase period by the purchase price per share for the stock, (b) 10,000 shares, and (c) such other lesser maximum number of shares as shall have been established by the administrator in advance of the offering. The purchase price per share will be 85% of the fair market value of the common stock as of the first date or the ending date of the applicable semi-annual purchase period, whichever is less.

A participant’s right to purchase shares during a purchase period under the ESPP is not transferable by the participant except by will or by the laws of descent and distribution. Employees may cease their participation in the offering at any time during the offering period, and participation automatically ceases on termination of employment with the Company.

The number of shares that are reserved for issuance under the ESPP is subject to adjustment for stock splits and similar events. The proceeds received by the Company from exercise under the ESPP will be used for the general purposes of the Company. Shares issued under the ESPP may be authorized but unissued shares or shares reacquired by the Company and held in its treasury.

The ESPP shall remain in full force and effect until suspended or discontinued by our board of directors. Our board of directors may, at any time, terminate the ESPP; provided, that the ESPP shall automatically terminate in accordance with its terms as of the tenth anniversary of its adoption by the board of directors. Our board of directors may at any time, and from time to time, amend the ESPP in any respect, except that without the approval within 12 months of such board action by the stockholders, no amendment may be made increasing the number of shares approved for the ESPP or making any other change that would require stockholder approval in order for the ESPP, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

401(k) Savings Plan

We have established a 401(k) plan to allow our employees to save on a tax-favorable basis for their retirement. We do not match any contributions made by any employees, including our named executive officers, pursuant to the plan.

Pension Benefits

None of our named executive officers participate in or have account balances in pension benefit plans sponsored by us.

Nonqualified Defined Contribution and Other Nonqualified Defined Compensation Plans

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Severance and Change in Control Arrangements

We consider it essential to the best interests of our stockholders to foster the continuous employment of our key management personnel. In this regard, we recognize that the possibility of a change in control may exist and that the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Company and our stockholders. In order to reinforce and encourage the continued attention and dedication of certain key members of management, we have entered into several change in control agreements and severance agreements with certain of our executive officers.

In these agreements, the definition of “change in control” generally means the occurrence, in a single transaction or in a series of related transactions of any one or more of the following events, subject to specified events: (a) any Exchange Act Person (defined in the change in control agreements generally as any natural person, entity, or group not including the Company or any subsidiaries) becomes the owner of securities representing more than 50% of the combined voting power of our then outstanding securities; (b) a merger, consolidation or similar transaction involving the Company is consummated and immediately after the consummation of such merger, consolidation, or similar transaction, our stockholders immediately prior thereto do not own either outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity or more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation, or similar transaction; or (c) a sale, lease, license or other disposition of all or substantially all of our consolidated assets is consummated.

In these agreements, “cause” means: (a) gross negligence or willful misconduct in the performance of duties that is not cured within 30 days of written notice, where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company; (b) repeated unexplained or unjustified absence; (c) a material and willful violation of any federal or state law; (d) commission of any act of fraud with respect to the Company; or (e) commission of an act of moral turpitude or conviction of or entry of a plea of nolo contendere to a felony.

“Constructive termination” means an officer’s resignation within 180 days of the occurrence of any of the following events without the officer’s prior written consent, provided the officer provides notice within 90 days of the first occurrence of such event and such event remains uncured 30 days after delivery of the written notice: (a) a material diminution of such officer’s duties, responsibilities or authority; (b) a material diminution of base compensation; or (c) a material change in the geographic location at which the officer provides services to us.

Paul F. Truex

On October 15, 2009, we entered into an amended and restated change in control agreement with Mr. Truex. Upon the occurrence of a change in control or within 12 months thereafter, if we terminate Mr. Truex’s employment for any reason other than for cause or if there is a constructive termination, in either case, Mr. Truex is entitled to receive as severance compensation 100% of his then-current base salary for a period of up to 12 months and payment of continuation coverage premiums for health, dental, and vision benefits for Mr. Truex and his covered dependents, if any, for a period of 12 months pursuant to COBRA. In addition, Mr. Truex is entitled to receive (i) 12 months’ accelerated vesting of any unvested options to purchase our common stock and (ii) the immediate lapsing of any vesting restrictions on any restricted stock awards as of the date of termination.

Christopher P. Lowe

On October 12, 2009, we entered into an amended and restated change in control agreement with Mr. Lowe. Upon the occurrence of a change in control or within 12 months thereafter, if we terminate Mr. Lowe’s employment for any reason other than for cause or if there is a constructive termination, in either case, Mr. Lowe is entitled to receive as severance compensation 100% of his then-current base salary for a period of up to 12 months and payment of continuation coverage premiums for health, dental, and vision benefits for Mr. Lowe and his covered dependents, if any, for a period of 12 months pursuant to COBRA. In addition, Mr. Lowe is entitled to receive (i) 12 months’ accelerated vesting of any unvested options to purchase our common stock and (ii) the immediate lapsing of any vesting restrictions on any restricted stock awards as of the date of termination.

Colin Hislop, M.D.

On October 15, 2009, we entered into an amended and restated change in control agreement with Dr. Hislop. Upon the occurrence of a change in control or within 12 months thereafter, if we terminate Dr. Hislop’s employment for any reason other than for cause or if there is a constructive termination, in either case, Dr. Hislop is entitled to receive as severance compensation 100% of his then-current base salary for a period of up to six months and payment of continuation coverage premiums for health, dental, and vision benefits for Dr. Hislop and his covered dependents, if any, for a period of six months pursuant to COBRA. In addition, Dr. Hislop is entitled to receive (i) six months’ accelerated vesting of any unvested options to purchase our common stock and (ii) the immediate lapsing of any vesting restrictions on any restricted stock awards as of the date of termination.

Debra Odink, Ph.D.

On October 15, 2009, we entered into an amended and restated change in control agreement with Dr. Odink. Upon the occurrence of a change in control or within 12 months thereafter, if we terminate Dr. Odink’s employment for any reason other than for cause or if there is a constructive termination, in either case, Dr. Odink is entitled to receive as severance compensation 100% of her then-current base salary for a period of up to six months and payment of continuation coverage premiums for health, dental, and vision benefits for Dr. Odink and her covered dependents, if any, for a period of six months pursuant to COBRA. In addition, Dr. Odink is entitled to receive (i) six months’ accelerated vesting of any unvested options to purchase our common stock and (ii) the immediate lapsing of any vesting restrictions on any restricted stock awards as of the date of termination.

Georgina Kilfoil

On July 7, 2010, we entered into a change in control agreement with Ms. Kilfoil. Upon the occurrence of a change in control or within 12 months thereafter, if we terminate Ms. Kilfoil’s employment for any reason other than for cause or if there is a constructive termination, in either case, Ms. Kilfoil is entitled to receive as severance compensation 100% of her then-current base salary for a period of up to twelve months and payment of continuation coverage premiums for health, dental, and vision benefits for Ms. Kilfoil and her covered dependents, if any, for a period of twelve months pursuant to COBRA. In addition, Ms. Kilfoil is entitled to receive (i) twelve months’ accelerated vesting of any unvested options to purchase our common stock and (ii) the immediate lapsing of any vesting restrictions on any restricted stock awards as of the date of termination.

All payments and benefits are conditioned on the executive’s execution and non-revocation of a general release agreement at the time of termination. All payments due upon termination (as discussed in this entire section) may be delayed up to six months from the termination date if necessary to avoid adverse tax treatment under Section 409A of the Internal Revenue Code.

Potential Payments Upon Change in Control and Termination

The tables below reflect potential payments and benefits available for each of our named executive officers upon termination in connection with a change in control or termination, assuming the date of occurrence is December 31, 2010. See section entitled “— Severance and Change in Control Agreements” above.

Named Executive Officer Benefits and Payments Upon Termination(1)

Involuntary
Termination within
One Year of Change
Name	in Control(2)

Paul F. Truex	$431,704
Christopher P. Lowe	$305,847
Colin Hislop, M.D.	$163,261
Debra Odink, Ph.D.	$127,878
Georgina Kilfoil	$256,265

(1)	Assumes triggering event effective as of December 31, 2010. Upon a voluntary termination or termination for cause, each named executive officer would receive any earned but unpaid base salary until December 31, 2010. These payments would be available to all employees upon termination.

(2)	Includes continuation of base salary determined as of December 31, 2010 and health, dental and vision benefits for 12 months for Mr. Truex, Mr. Lowe and Ms. Kilfoil. All other named executive officers receive six months’ continuation of base salary and benefits.

Acceleration of Vesting of Options and Stock upon Termination(1)

Number of Shares of
Accelerated Stock and Value
Upon Involuntary
Termination and in
Connection with a
Name	Change in Control(2)

Paul F. Truex	$456,588 (3)
Christopher P. Lowe	$304,550 (4)
Colin Hislop, M.D.	$200,120 (5)
Debra Odink, Ph.D.	$128,150 (6)
Georgina Kilfoil	$109,800 (7)

(1)	Assumes triggering event effective as of December 31, 2010 and excludes vested stock held as of such date. The market value of the accelerated option shares is based on the difference between our closing price of $4.88 per share on December 31, 2010 and the exercise price of such accelerated options. The market value of the accelerated restricted stock units is based on the closing price of $4.88 per share on December 31, 2010.

(2)	Includes acceleration of options for 12 months for Mr. Truex, Mr. Lowe and Ms. Kilfoil. All other named executive officers have six months’ acceleration of options.

(3)	10,952 of Mr. Truex’s options and 86,000 shares of Mr. Truex’s restricted stock units would accelerate upon involuntary termination and in connection with a change of control.

(4)	31,030 of Mr. Lowe’s options and 40,000 shares of Mr. Lowe’s restricted stock units would accelerate upon involuntary termination and in connection with a change of control.

(5)	1,460 of Dr. Hislop’s options and 40,000 shares of Dr. Hislop’s restricted stock units would accelerate upon involuntary termination and in connection with a change of control.

(6)	1,825 of Dr. Odink’s options and 25,000 shares of Dr. Odink’s restricted stock units would accelerate upon involuntary termination and in connection with a change of control.

(7)	22,500 shares of Ms. Kilfoil’s restricted stock units would accelerate upon involuntary termination and in connection with a change of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2010, we have engaged in the following transactions with our directors, executive officers, holders of more than 5% of our voting securities, each of whom we refer to as a Beneficial Owner, or any member of the immediate family of any of the foregoing persons.

Private Placements of Securities

2009 Equity Financing and 2010 Amendments

On September 25, 2009, we entered into a stock purchase agreement, as amended to add an additional purchaser on November 3, 2009, with certain existing holders of our preferred stock for the sale of shares of our common stock equal to $20.5 million divided by the price per share at which shares of our common stock were sold to the public in our IPO, minus any per-share underwriting discounts, commissions or fees. We refer to this transaction as the 2009 equity financing. Pursuant to the terms of the stock purchase agreement, the investors deposited $20.5 million into an escrow account for the purchase of the shares. On December 11, 2009, we entered into a note purchase agreement and amended escrow agreement with the investors to release $3.4 million of the $20.5 million held in the escrow account and issued such investors convertible promissory notes for the released amount, which notes we refer to as the escrow notes and which are more fully described below. The balance of the funds, or $17.1 million, held in the escrow account would be released simultaneously with the closing of an IPO in which the aggregate net proceeds to us (after underwriting discounts, commissions and fees) were at least $50.0 million. On February 24, 2010, we amended the stock purchase agreement and escrow agreement with such holders to provide that the funds held in the escrow account would be released simultaneously with the closing of an IPO in which the aggregate net proceeds to us (after underwriting discounts, commissions and fees) were at least $20.0 million. The funds held in the escrow account were released in connection with the closing of our IPO on March 4, 2010.

The following table summarizes commitments made to participate in the 2009 equity financing by any of our current directors, executive officers, Beneficial Owners or any member of the immediate family of any of the foregoing:

	Aggregate
	Consideration		Shares
	to be Paid		Issued Upon
	Upon Closing of		Release of
	the 2009 Equity		Escrow
Name	Financing		Account(a)

VantagePoint Venture Partners IV, L.P. and affiliated entities, or Vantage Point	$7,586,035	(1)	1,152,891
Sofinnova Venture Partners VI, L.P. and affiliated entities, or Sofinnova	$4,898,784		744,496
A.M. Pappas Life Sciences Ventures III, L.P. and affiliated entities, or Pappas	$1,279,265	(2)	194,416
HBM BioCapital, L.P. and affiliated entities, or HBM BioCapital	$1,417,958	(3)	215,495

TOTAL:	$15,182,042		2,307,298

(a)	Numbers in this column calculated by dividing the “Aggregate Consideration to be Paid upon Closing of the 2009 Equity Financing” by $6.58 (which equals the price per share to the public in our initial public offering less the underwriting discounts, commissions and fees).

(1)	Includes approximately $6,872,948 to be paid by VantagePoint Ventures IV (Q), L.P., approximately $688,053 to be paid by VantagePoint Venture Partners IV, L.P. and approximately $25,034 to be paid by VantagePoint Venture Partners IV Principals Fund, L.P.

(2)	Includes approximately $1,204,428 to be paid by A.M. Pappas Life Science Ventures III, L.P. and approximately $74,837 to be paid by PV III CEO Fund, L.P.

(3)	Includes approximately $1,205,264 to be paid by HBM BioCapital (EUR) L.P. and approximately $212,694 to be paid by HBM BioCapital (USD) L.P.

One additional purchaser, Shionogi & Co., Ltd., who is not a current director, executive officer, Beneficial Owner or a member of the immediate family of any of the foregoing, had also committed $0.5 million to our 2009 equity financing, and thus received 75,987 shares upon release of the escrow account.

2009 Escrow Notes and 2010 Amendments

On December 11, 2009, we sold convertible promissory notes, or the escrow notes, that were secured by a first priority security interest in all of our assets to purchase shares of our equity securities to certain of our existing investors for an aggregate purchase price of $3.4 million. The escrow notes accrued interest at a rate of 8% per annum and had a maturity date of the earlier of (i) July 17, 2010 or (ii) an event of default pursuant to the terms of the escrow notes. The escrow notes were automatically convertible into common stock upon the consummation of an IPO in which the aggregate net proceeds to us (after underwriting discounts, commissions and fees) were at least $50.0 million, at the price per share in which shares were sold to the public, minus any per-share underwriting discounts, commissions or fees. However, if an IPO was not consummated by January 31, 2010, the escrow notes became exchangeable for exchange notes in the same principal amount plus any accrued interest thereon, which would be automatically convertible into the securities that were sold in our next equity financing at a 25% discount to the price in which such securities were sold to other investors, or they were alternatively convertible into shares of our Series B-2 convertible preferred stock in connection with a change of control of the Company. In addition, each exchange note that would be issued would be accompanied by a warrant, which would be exercisable for the security into which the accompanying exchange note, if any, was converted, at the price at which that security was sold to other investors. Depending on when the exchange notes are converted, each warrant may be exercisable for a number of shares equal to the quotient obtained by dividing (x) (i) 25% of the principal amount of the accompanying exchange notes, in the event the conversion occurred prior to April 1, 2010, or (ii) 50% of the principal amount of the accompanying exchange notes, in the event the conversion occurred on or after April 1, 2010, by (y) the purchase price of the securities into which the exchange note was ultimately converted. Furthermore, if a sale of all or substantially all of our equity interests or assets occurred prior to our next equity financing and any exchange note had not converted, we were obligated to pay such exchange note holder an amount equal to the accrued interest and two times the outstanding principal amount on such note in conjunction with the closing of such sale. On February 24, 2010, the note holders waived their right to exchange the escrow notes for exchange notes and warrants unless our IPO was not consummated by March 31, 2010. In addition, on February 24, 2010, we amended the note purchase agreement relating to the escrow notes to provide that the escrow notes were automatically convertible into common stock upon the consummation of an IPO in which the aggregate net proceeds to us (after underwriting discounts, commissions and fees) were at least $20.0 million. The escrow notes automatically converted into common stock upon the closing of our IPO on March 4, 2010, and thus no principal or interest payments were ever made on the notes and no amounts remain due under such notes. Moreover, because the escrow notes were not exchanged, no warrants were ever issued in connection with such notes.

The following table summarizes the participation in the 2009 escrow notes by any of our current directors, executive officers, Beneficial Owners or any member of the immediate family of any of the foregoing persons:

			Shares
			Issued Upon
	Aggregate		Conversion of
	Consideration		Escrow
Name	Paid		Account(a)

VantagePoint	$1,553,766	(1)	240,222
Sofinnova	$1,003,366		155,127
Pappas	$262,018	(2)	40,509
HBM BioCapital	$290,425	(3)	44,901

TOTAL:	$3,109,575		480,759

(a)	Calculated by dividing (x) the sum of (i) “Aggregate Consideration to be Paid” and (ii) accrued interest by (y) $6.58 (which equals the price per share to the public in our initial public offering less the underwriting discounts, commissions and fees).

(1)	Consists of (i) a convertible promissory note with a principal amount of $1,407,712 purchased by VantagePoint Venture Partners IV (Q), L.P., (ii) a convertible promissory note with a principal amount of $140,927 purchased by VantagePoint Venture Partners IV, L.P. and (iii) a convertible promissory note with a principal amount of $5,127 purchased by VantagePoint Venture Partners IV Principals Fund, L.P.

(2)	Consists of (i) a convertible promissory note with a principal amount of $246,690 purchased by A.M. Pappas Life Science Ventures III, L.P. and (ii) a convertible promissory note with a principal amount of $15,328 purchased by PV III CEO Fund, L.P.

(3)	Consists of (i) a convertible promissory note with a principal amount of $246,861 purchased by HBM BioCapital (EUR) L.P. and (ii) a convertible promissory note with a principal amount of $43,564 purchased by HBM BioCapital (USD) L.P.

September 2010 Private Placement

On September 20, 2010, we entered into a securities purchase agreement with certain accredited investors pursuant to which we sold, on September 24, 2010, an aggregate of 10,500,000 units, with each unit consisting of one share of our common stock and a Warrant to purchase 0.40 shares of our common stock. The purchase price per unit was $3.00. Piper Jaffray & Co. served as our lead placement agent and Wedbush PacGrow Life Sciences served as co-placement agent in the private placement. Each Warrant is exercisable in whole or in party at any time until September 24, 2015 at a per share exercise price of $3.30, subject to certain adjustments as specified in the Warrant.

The following table summarizes the participation in the private placement by any of our current directors, executive officers, Beneficial Owners or any member of the immediate family of any of the foregoing persons:

			Shares
			of Common
		Shares	Stock
	Aggregate	of Common	Underlying
	Consideration	Stock	Outstanding
Name	Paid	Issued	Warrants

HBM BioCapital(1)	$999,999	333,333	133,333
Pappas(2)	$1,400,001	466,667	186,667
Caduceus Private Investments IV, LP	$10,000,002	3,333,334	1,333,334
Visium Balanced Master Fund, Ltd.	$3,750,000	1,250,000	500,000

TOTAL:	$16,150,002	5,383,334	2,153,334

(1)	Includes 283,333 shares of common stock and a Warrant to purchase 113,333 shares of common stock issued to HBM BioCapital (EUR), L.P. and 50,000 shares of common stock and a warrant to purchase 20,000 shares of common stock issued to HBM BioCapital (USD), L.P.

(2)	Includes 439,352 shares of common stock and a Warrant to purchase 175,741 shares of common stock issued to A.M. Pappas Life Science Ventures III, L.P. and 27,315 shares of common stock and a Warrant to purchase 10,926 shares of common stock issued to PV III CEO Fund, L.P.

Other Related-Party Transaction

The spouse of Georgina Kilfoil, our Senior Vice President, Product Development and Clinical Operations, is the Chief Executive Officer of InClin, Inc., or InClin. Ms. Kilfoil was a consultant for InClin until joining us in March 2010. We use InClin’s clinical research organization services to supplement the clinical research organization services we receive from other providers. For the period from September 9, 2004 (Date of Inception) to December 31, 2010, we paid Inclin $665,191 for the clinical research organization services it provides to us.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and certain of our executive officers. As permitted by the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation that limit or eliminate the personal liability of our directors to us for monetary damages for a breach of their fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

Pursuant to our amended and restated certificate of incorporation and amended and restated bylaws, we are obligated, to the maximum extent permitted by Delaware law, to indemnify each of our directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. A “director” or “officer” includes any person who is or was a director or officer of us or as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at our request, but does not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Company with respect to such person’s activities prior to said transaction unless specifically authorized by our board of directors or our stockholders. Pursuant to our amended and restated bylaws, we also have the power to indemnify our employees to the extent permitted under Delaware law. Our amended and restated bylaws provide that we shall advance expenses to directors in connection with any proceeding in which such director is involved because of his or her status as a director and we may, at the discretion of our board of directors, advance expenses to officers and employees in connection with any proceeding in which such officer or employee is involved because of his or her status as such. Our amended and restated bylaws permit us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of us or, at our request, served in such a capacity for another enterprise.

We have entered into indemnification agreements with each of our directors and certain of our executive officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The indemnification agreements require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors; and

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Procedures for Approval of Related Person Transactions

The Audit Committee shall conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee shall be required for all such transactions. The Audit Committee may establish such policies and procedures as it deems appropriate to facilitate such review.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock by (i) each director, (ii) each named executive officer, (iii) all directors and executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our common stock as of January 31, 2011, unless otherwise indicated below.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after January 31, 2011, but excludes unvested stock options, which contain an early exercise feature. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of January 31, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Percentage ownership calculations for beneficial ownership for each person or entity are based on 32,906,412 shares outstanding as of January 31, 2011. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Anthera Pharmaceuticals, Inc., 25801 Industrial Blvd., Suite B, Hayward, California 94545.

	Number of Shares
Name of Beneficial Owner	Beneficially Owned	Percent of Class

5% or Greater Stockholders:
VantagePoint Venture Partners IV, L.P. and affiliated entities, or VantagePoint(1)	6,472,646	19.56%
Caduceus Private Investments IV, LP(2)	4,783,068	13.97%
Sofinnova Venture Partners VI, L.P. and affiliated entities, or Sofinnova(3)	4,177,621	12.65%
FRM LLC(4)	2,926,000	8.89%
Visium Balanced Master Fund, Ltd.(5)	2,599,197	7.78%
Columbia Wanger Asset Management, LLC(6)	1,823,600	5.54%
A.M. Pappas Life Science Ventures III, L.P. and affiliated entities(7)	1,813,140	5.47%
HBM BioCapital, L.P. and affiliated entities(8)	1,702,471	5.15%
All 5% or greater stockholders as a group	26,297,743	74.27%
Named Executive Officers and Directors:
Paul F. Truex(9)	1,133,302	3.40%
Christopher P. Lowe(10)	161,648	*
Colin Hislop, M.D.(11)	179,676	*
Debra Odink, Ph.D.(12)	120,961	*
Georgina Kilfoil(13)	87,616	*
Christopher S. Henney, Ph.D.(14)	122,408	*
Annette Bianchi(15)	23,332	*
James I. Healy, M.D., Ph.D.(16)	4,211,175	12.75%
Donald J. Santel(17)	24,244	*
Daniel K. Spiegelman(18)	14,250	*
David E. Thompson(19)	37,690	*
Peter A. Thompson	—	—
All named executive officers and directors as a group (12 persons)	6,116,302	17.64%

*	Represents beneficial ownership of less than 1% of the shares of common stock.

(1)	Includes (i) 5,695,228 shares of common stock and 147,861 shares of common stock issuable upon exercise of warrants, all owned of record by VantagePoint Venture Partners IV (Q), L.P., (ii) 570,147 shares of common stock and 14,801 shares of common stock issuable upon exercise of warrants, all owned of record by VantagePoint Venture Partners IV, L.P., (iii) 20,739 shares of common stock and 538 shares of common stock issuable upon exercise of warrants, all owned of record by VantagePoint Venture Partners IV Principals Fund, L.P., and (iv) options to purchase an additional 23,332 shares of common stock that are exercisable within 60 days of January 31, 2011 that are owned of record by Annette Bianchi, over which VantagePoint has sole voting and investment power. Ms. Bianchi, a director of Anthera, is a Managing Director at VantagePoint. Alan E. Salzman, through his authority to cause the general partner of the limited partnerships that directly hold such shares to act, may be deemed to have voting and investment power with respect to such shares. Mr. Salzman disclaims beneficial ownership with respect to such shares except to the extent of his pecuniary interest therein. The address for VantagePoint Venture Partners is 1001 Bayhill Drive, Suite 300, San Bruno, CA 94066.

(2)	Includes 3,449,734 shares of common stock and 1,333,334 shares of common stock issuable upon exercise of warrants, all owned of record by Caduceus Private Investments, LP. OrbiMed Advisors LLC, a registered investment adviser under the Investment Advisers Act of 1940, as amended, is the sole managing member of OrbiMed Capital GP IV LLC, which is the sole general partner of Caduceus Private Investments IV, LP. Samuel D. Isaly is the owner of a controlling interesting in OrbiMed Advisors LLC. As such, OrbiMed

Advisors LLC, OrbiMed Capital GP IV LLC and Mr. Isaly may be deemed to have voting and investment power with respect to such shares. The address for OrbiMed Advisors LLC is 767 Third Avenue, 30th Floor, New York, New York 10017.

(3)	Includes: (i) 3,360,574 shares of common stock and 86,996 shares of common stock issuable upon exercise of warrants all owned of record by Sofinnova Venture Partners VI, L.P.; (ii) 665,820 shares of common stock and 17,237 shares of common stock issuable upon exercise of warrants all owned of record by Sofinnova Venture Partners VI GmbH & Co. KG; and (iii) 45,809 shares of common stock and 1,185 shares of common stock issuable upon the exercise of warrants all owned of record by Sofinnova Venture Affiliates VI, L.P. Alain Azan, Eric Buatois, Michael Powell and Dr. James I. Healy are the managing members of the general partner of the limited partnerships, that directly hold such shares, and as such, may be deemed to share voting and investment power with respect to such shares. Dr. Healy is a director of Anthera. Messrs. Azan, Buatois and Powell and Dr. Healy disclaim beneficial ownership, except to the extent of their proportionate pecuniary interest in Sofinnova. The address for Sofinnova Ventures is 2800 Sand Hill Road, Suite 150, Menlo Park, CA 94025.

(4)	Based on Schedule 13G filed on February 14, 2011 filed on behalf of FMR LLC and Edward C. Johnson 3d, Chairman of FMR LLC. Reported holdings consist of 2,926,000 shares of common stock beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,926,000 shares owned by the funds.

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The address for Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)	Based on Schedule 13G/A filed February 10, 2011 on behalf of the following persons: Visium Balanced Master Fund, LTD, a Cayman Islands corporation (“VBMF”),Visium Asset Management, LP, a Delaware limited partnership (“VAM”), JG Asset, LLC, a Delaware limited liability company (“JG Asset”), and Jacob Gottlieb. Reported holdings consist of 2,099,197 shares of common stock and 500,000 shares of commons stock issuable upon exercise of warrants, all owned of record by VBMF. Jacob Gottlieb, Managing Member of JG Asset, which is the General Partner of VAM, which is the investment manager to pooled investment funds, may be deemed to have voting and investment power with respect to such shares. The address for Visium Balanced Master Fund, Ltd. is 950 Third Avenue, New York, NY 10022.

(6)	Based on Schedule 13G filed on February 10, 2011 on behalf of Columbia Wanger Asset Management, LLC.

(7)	Based on Schedule 13G/A filed February 10, 2011 on behalf of the following persons: A.M. Pappas Life Science Ventures III, LP, a Delaware limited partnership (“Pappas Ventures III”), PV III CEO Fund, LP, a Delaware limited partnership (the “CEO Fund”), AMP&A Management III, LLC, a Delaware limited liability company (“AMP&A Management”), and Arthur M. Pappas (“Mr. Pappas”). Reported holdings consist of (i) 1,505,394 shares of common stock and 201,638 shares of common stock issuable upon exercise of warrants, all owned of record by Pappas Ventures III and (ii) 93,572 shares of common stock and 12,536 shares of common stock issuable upon exercise of warrants, all owned of record by the CEO Fund. Mr. Pappas, in his role as chairman of the investment committee of AMP&A Management, the general partner of Pappas Ventures III and CEO Fund, has voting and investment authority over these shares. Mr. Pappas disclaims beneficial ownership of these shares except to the extent of his pecuniary interest arising therein. The address for both Pappas Ventures III and CEO Fund is 2520 Meridian Parkway, Suite 400, Durham, NC 27713.

(8)	Based on Schedule 13G/A filed February 14, 2011 on behalf of the following persons: HBM BioCapital (EUR) L.P., a Cayman Islands limited partnership (“BioCapital EUR”), HBM BioCapital (USD) L.P., a Cayman Islands limited partnership (” BioCapital USD”) and HBM BioCapital Ltd., a Cayman Islands limited company (“BioCapital Ltd.”). Reporting holdings consist of (i) 1,307,840 shares of common stock and 139,263 shares of common stock issuable upon exercise of warrants, all owned of record by BioCapital (EUR) and (ii) 230,793 shares of common stock and 24,575 shares of common stock issuable upon exercise of warrants, all owned of record by BioCapital (USD), together with Biocapital (EUR), the HBM BioCapital Funds. The board of directors of BioCapital Ltd., the general partner of the HBM BioCapital Funds, has sole voting and dispositive power with respect to such shares. The board of directors of BioCapital Ltd. consists of John Arnold, Sophia Harris, Richard Coles, Dr. Andreas Wicki and John Urquhart, none of whom has individual voting or investment power with respect to the shares. The address for the HBM BioCapital Funds is c/o HBM BioCapital Ltd., Centennial Towers, 3rd Floor, 2454 West Bay Road, Grand Cayman, Cayman Islands.

(9)	Includes 698,375 shares of common stock and options to purchase an additional 434,927 shares of common stock that are exercisable within 60 days of January 31, 2011, owned of record by Paul F. Truex.

(10)	Includes (i) 9,637 shares of common stock owned of recorded by Dina Gonzalez, Mr. Lowe’s spouse, (ii) 27,645 shares of common stock and (iii) options to purchase 124,366 shares of common stock that are exercisable within 60 days of January 31, 2011, owned of record by Mr. Lowe. On February 11, 2011, Mr. Lowe transferred his position as manager of BioVest III for no consideration and transferred 80,997 shares of common stock owned of record by BioVest III. The address for BioVest III is 25801 Industrial Blvd., Suite B, Hayward, CA 94545.

(11)	Includes (i) 20,851 shares of common stock, (ii) 3,894 shares received by Dr. Hislop on February 11, 2011 in a pro rata distribution to the partners in Biovest III for no additional consideration, and (iii) options to purchase an additional 154,931 shares of common stock that are exercisable within 60 days of January 31, 2011, owned of record by Dr. Hislop.

(12)	Includes 96,928 shares of common stock and options to purchase an additional 24,033 shares of common stock that are exercisable within 60 days of January 31, 2011, all owned of record by the Debra A. Odink Living Trust, for which Dr. Odink serves as trustee.

(13)	Includes 87,616 shares of common stock held by certain family members and for which Ms. Kilfoil is the beneficial owner.

(14)	Includes 112,408 shares of common stock, 9,979 shares of which are subject to the Company’s right of repurchase and options to purchase an additional 10,000 shares of common stock that are exercisable within 60 days of January 31, 2011, owned of record by Dr. Henney.

(15)	Includes options to purchase 23,332 shares of common stock that are exercisable within 60 days of January 31, 2011, owned of record by Ms. Bianchi. VantagePoint has sole voting and investment power with respect to these shares, and Ms. Bianchi disclaims beneficial ownership thereof except to the extent of her pecuniary interest in the shares of common stock issuable upon exercise of the option.

(16)	Includes 20,443 shares of common stock owned of record by Dr. Healy, 5,111 shares of which are subject to the Company’s right of repurchase and options to purchase an additional 8,000 shares of common stock that are exercisable within 60 days of January 31, 2011, owned of record by Dr. Healy.

(17)	Includes options to purchase 24,244 shares of common stock that are exercisable within 60 days of January 31, 2011, owned of record by the Donald J. Santel and Kelly L. McGinnis Revocable Living Trust.

(18)	Includes options to purchase 14,250 shares of common stock that are exercisable within 60 days of January 31, 2011, owned of record by Mr. Spiegelman.

(19)	Includes 28,594 shares of common stock and options to purchase an additional 9,096 shares of common stock that are exercisable within 60 days of January 31, 2011, owned of record by Mr. Thompson.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all such forms which they file.

To our knowledge, based solely on our review of such reports or written representations from certain reporting persons, we believe that all of the filing requirements applicable to our officers, directors, greater than 10% beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with during the year ended December 31, 2010.

The following Compensation Committee Report and Audit Committee Report are not considered proxy solicitation materials and are not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of the Company’s filings made under the Securities Act of 1933 or the Exchange Act that might incorporate filings made by the Company under those statutes, the Compensation Committee Report and Audit Committee Report shall not be incorporated by reference into any prior filings or into any future filings made by the Company under those statutes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Compensation Committee”) has furnished this report on executive compensation. None of the members of the Compensation Committee is currently an officer or employee of the Company and all are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee is responsible for designing, recommending to the Board of Directors for approval and evaluating the compensation plans, policies and programs of the Company and reviewing and approving the compensation of the Chief Executive Officer and other officers and directors.

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation which is contained elsewhere in this proxy statement and is not repeated here.

In this context, the Compensation Committee hereby reports as follows:

1. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section contained herein with management.

2. Based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the SEC.

COMPENSATION COMMITTEE

David E. Thompson, Chairman
Donald J. Santel
Peter A. Thompson, M.D.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) has furnished this report concerning the independent audit of the Company’s financial statements. Each member of the Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and rulemaking of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market regulations. A copy of the Audit Committee Charter is available on the Company’s website at http://www.anthera.com.

The Audit Committee’s responsibilities include assisting the Board of Directors regarding the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and the independent registered public accounting firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the fiscal year ended December 31, 2010 with the Company’s management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm. In addition, the Audit Committee has discussed with Deloitte & Touche LLP, with and without management present, their evaluation of the Company’s internal accounting controls and overall quality of the Company’s financial reporting. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by statement on Auditing Standards No. 114 (formerly SAS 61), as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP required by the Public Company Accounting Oversight Board Rule 3526 and the Audit Committee discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report for the fiscal year ended December 31, 2010.

The Audit Committee and the Board of Directors have recommended the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

AUDIT COMMITTEE

Daniel K. Spiegelman, Chairman
Donald J. Santel
Peter A. Thompson, M.D.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Notice, annual report on Form 10-K and proxy materials, as applicable. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and streetname holders (i.e., those stockholders who hold their shares through a brokerage).

Registered Stockholders

If you are a registered stockholder and have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our annual report and proxy materials for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting the Householding Department of Broadridge Financial Solutions, Inc., at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-800-542-1061. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. If you received a householded mailing this year, and you would like to receive additional copies of our annual report and proxy materials, please submit your request to Investor Relations who will promptly deliver the requested copy.

Registered stockholders who have not consented to householding will continue to receive copies of annual reports and proxy materials for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of annual reports or proxy statements for all registered stockholders residing at the same address by contacting Broadridge as outlined above.

Streetname Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

OTHER MATTERS

We are not aware of any matters that may come before the meeting other than those referred to in the Notice of Annual Meeting of Stockholders. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

Accompanying this proxy statement is our Annual Report for the fiscal year ended December 31, 2010. Copies of our Annual Report for the fiscal year ended December 31, 2010 are available free of charge on our website at www.anthera.com or you can request a copy free of charge by calling Investor Relations at 510-856-5600 or sending an e-mail request to Investor Relations by accessing our website (www.anthera.com), selecting the “Investors” tab and then selecting “Investor Contact.” Please include your contact information with the request.

By Order of the Board of Directors
Anthera Pharmaceuticals, Inc.

Sincerely,

Bradley A. Bugdanowitz
Secretary

Hayward, California
March 16, 2011

ANTHERA PHARMACEUTICALS, INC.
ATTN: MAY LIU
25801 INDUSTRIAL BLVD.
SUITE B
HAYWARD, CA 94545
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except

The Board of Directors recommends you vote
FOR the following:		☐	☐	☐

1.	Election of Directors
Nominees

01	James I Healy, MD, PhD 02 Peter A. Thompson, M.D.

The Board of Directors recommends you vote FOR proposal 2:						For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche, LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011.					☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

ANTHERA PHARMACEUTICALS, INC.
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Paul F. Truex and Christopher P. Lowe proxies, and hereby authorizes each of them to represent and vote as designated on the other side (each with the power to act without the other and with the power of substitution), all the shares of stock of Anthera Pharmaceuticals, Inc. (the “Company”) standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on April 19, 2011 or any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner you direct. If no direction is made, your proxy will be voted FOR the proposals described in the enclosed proxy statement and in the discretion of the proxy holders on all other matters that may come before the meeting.

Address change / comments:

(If you noted any Address Changes and / or Comments above, please mark corresponding box on the reverse side.)
(Continued, and to be marked, dated and signed, on the other side)